Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Dryden Global Total Return Fund, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 811-04661 and 033-63943 ) on Form N-1A of Dryden Global Total Return Fund, Inc. (the “Fund”) of our report dated December 28, 2007, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Fund as of October 31, 2007, and the related statement of operations for the ten-month period ended October 31, 2007 and the year ended December 31, 2006, the statement of changes in net assets for the ten-month period ended October 31, 2007 and each of the years in the two-year period ended December 31, 2006, and the financial highlights for the ten-month period ended October 31, 2007 and each of the years in the three-year period ended December 31, 2006, which report appears in the October 31, 2007 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

December 28, 2007